EXHIBIT 99.1

Clear Choice Financial Inc. Completes Acquisition of Bay Capital Corporation

Thursday June 1, 9:00 am ET

TEMPE, Ariz.—(BUSINESS WIRE)—June 1, 2006—Clear Choice Financial, Inc. (OTCBB:CLRC - News) announced today that on Wednesday, May 31, 2006, the Company completed the acquisition of Bay Capital Corporation.

Darren Dierich, CFO of Clear Choice Financial Inc., said, "The Bay Capital acquisition demonstrates our strategy to develop synergistic opportunities that will position us for growth as a full-service, client-focused, financial solutions provider. Bay Capital's committed management team, dedicated employees, and experience in the mortgage industry made Bay Capital an ideal acquisition for Clear Choice Financial."

"This is a great day for Bay Capital and Clear Choice Financial," said Stewart D. Sachs, President of Bay Capital Corp. "Our partnership with Clear Choice Financial will allow Bay Capital Corporation to gain the market presence and capitalization necessary to grow our mortgage operations and capture market share. We are very enthusiastic about becoming part of the Clear Choice family."

About Clear Choice Financial Inc.

Clear Choice Financial, Inc. is a publicly traded company that specializes in assisting consumers with the settlement of unsecured debt through its debt resolution business unit. Clear Choice Financial, Inc. has acquired Bay Capital Corporation as part of the company's strategy to build a comprehensive financial solutions organization with a national presence. Clear Choice Financial is based in Tempe, Arizona, and trades on the OTC Bulletin Board under the ticker symbol CLRC.OB. More information about Clear Choice Financial, Inc. can be found at the company Web site: www.clearchoicecorp.com.

About Bay Capital Corporation

Bay is a privately held, wholesale and retail provider of residential mortgages. Founded in 2000, the Owings Mills, Maryland, based company currently has approximately 210 employees and posted revenues last year of approximately $25 million on a loan origination volume of over $750 million. Bay markets mortgage loan products, provides initial funding, gathers the loans into marketable pools, and then resells those pools to the investment community. Bay offers a large spectrum of mortgage products--from sub-prime and Alt-A through conventional--and is licensed to operate in 40 states including the District of Columbia. More information about Bay Capital Corporation can be found at the company Web site: www.baycapitalcorp.com.

This news release contains forward-looking statements and discussion regarding results and operations in the future. Our actual results and operations may vary and are subject to a number of risks including, the following: 1) the progress or completion of conditions required for the closing of any pending acquisitions; 2) national and regional economic conditions--especially those affecting interest rates and the mortgage industry in general; 3) our ability to attract and retain customers in the face of new and existing competition; 4) potential new laws and regulations that could have a material affect on our results and operations; 5) the adequacy of our financial reserves; 6) our continuing ability to comply with financial covenants and requirements within our lines of credit and other financing agreements; 7) the availability of and our ability to attract and retain experienced and proficient employees; 8) our ability to complete and integrate successfully acquisitions that we may announce from time to time; and 9) other risks described in our filings made from time to time with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the year ended December 31, 2005, and our Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2006.

Contact:

Clear Choice Financial, Inc.

Darren Dierich, 480-820-9766 ext. 212

ddierich@clearchoicecorp.com